    As filed with the Securities and Exchange Commission on August 11, 2003

                                                      Registration No. 333-17207
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             COLORADO MEDTECH, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           COLORADO                                       0731006
---------------------------------           ------------------------------------
  (State or Other Jurisdiction                        (I.R.S. Employer
of Incorporation or Organization)                    Identification No.)


345 S. FRANCIS STREET, UNIT F
P.O. BOX 819
LONGMONT, COLORADO                                                    80502-0819
----------------------------------------                              ----------
(Address of Principal Executive Offices)                              (Zip Code)


                    COLORADO MEDTECH, INC. STOCK OPTION PLAN

            COLORADO MEDTECH, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN

                              NON-STATUTORY OPTIONS

                                DIRECTOR WARRANTS

                      CONSULTANT OPTION AND COUNSEL WARRANT
                      -------------------------------------
                            (Full Title of the Plans)

                                 BRUCE L. ROGERS
                                    PRESIDENT
                             COLORADO MEDTECH, INC.
                          345 S. FRANCIS STREET, UNIT F
                                  P.O. BOX 819
                          LONGMONT, COLORADO 80502-0819
                                 (303) 530-2660
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:

                             GEORGE A. HAGERTY, ESQ.
                             HOGAN & HARTSON L.L.P.
                          ONE TABOR CENTER, SUITE 1500
                             1200 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                                 (303) 899-7300

                       DEREGISTRATION OF UNSOLD SECURITIES


     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-17207) (the "Registration Statement") of Colorado MEDtech, Inc. (the "Company") pertaining to 3,134,440 shares of the Company's common stock, no par value per share ("Common Stock"), which was filed with the Securities and Exchange Commission and became effective on December 3, 1996. The Registration Statement registered (i) 2,000,000 shares of Common Stock for sale pursuant to the Company's Stock Option Plan, (ii) 240,000 shares of Common Stock for sale pursuant to the Company's 1996 Employee Stock Purchase Plan, (iii) 424,400 shares of Common Stock for sale pursuant to non-statutory options, (iv) 360,000 shares of Common Stock for sale pursuant to warrants issued to directors of the Company, (v) 100,000 shares of Common Stock for sale pursuant to a warrant issued to counsel to the Company and (vi) 10,000 shares of Common Stock for sale pursuant to a non-statutory stock option issued to a recruiting consultant to the Company. The Company, CIVCO Holding, Inc. ("Holding") and CMT Mergerco, Inc. ("Mergerco"), a wholly-owned subsidiary of Holding, entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 12, 2003, as amended on May 20, 2003, pursuant to which Mergerco merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Holding (the "Merger"). The Merger became effective on July 18, 2003 upon filing of the Certificate of Merger with the Secretary of State of the State of Colorado.

     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado on July 28, 2003.

                                         COLORADO MEDTECH, INC.

                                         By: /s/ BRUCE L. ROGERS
                                            ------------------------------------
                                            Bruce L. Rogers
                                            President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed on July 28, 2003 by the following persons in the capacities indicated:

SIGNATURE                      TITLE
---------                      -----

/s/ BRUCE L. ROGERS            President and Director
----------------------------   (Principal Executive Officer)
Bruce L. Rogers

/s/ DAVID L. KESSENICH         Vice President, Treasurer, Secretary and Director
----------------------------   (Principal Financial and Accounting Officer)
David L. Kessenich